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                           Medisys Technologies, Inc.
                 -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                     Medisys Reform Committee Year 2001, LLC
     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                     Medisys Reform Committee Year 2001, LLC
                           19235 Lutz Highway 41 North
                               Lutz, Florida 33549
                             Telephone 813-949-6251
                              www.medisysreform.com

                                   May 4, 2001


Dear Fellow Medisys Stockholder:

         You probably have received several communications from Medisys Technologies, Inc. (the "Company"), relating to the upcoming annual general meeting of stockholders. As you might expect, these communications from the Company mischaracterize important facts as well as the motives and views of the Medisys Reform Committee Year 2001, LLC (the "Reform Committee") and its members. We want to set the record straight.

         We want to fully and accurately inform you of our position and objectives. Do not let the Company speak for us.

         You will soon be receiving proxy solicitation materials from us. Until then, we urge you to analyze carefully the views and motives of management of the Company. We urge you to maintain an open mind about what the Reform Committee proposes. We believe that the controlling incumbent directors should be replaced with our slate of new directors with a new perspective.

Recent Reform Committee Litigation

         On Monday, April 30, 2001, the Reform Committee filed a complaint in the Third Judicial District Court, Salt Lake County, Utah, against the Company. The Reform Committee alleges that the Company's board of directors improperly and invalidly attempted to amend the bylaws to prevent the stockholders from voting on the Reform Committee's board nominees and to prevent the stockholders from voting on other Reform Committee proposals.

         The Reform Committee sought a declaratory judgment to allow its nominees for the board of directors to be presented to the stockholders for election at the Company's annual meeting, currently scheduled for May 9, 2001, and to allow the stockholders to vote on certain proposals regarding corporate governance. We asserted that Article IV, Section 12 of the bylaws should not be enforced against the stockholders because it was not filed with the SEC until April 16, 2001, or otherwise made available to the public prior to that time, and it would be inequitable to permit the incumbent controlling directors to assert this provision to limit board nominees or proposals to be considered at the annual meeting. We sought from the court an immediate temporary restraining order (a) requiring the Company to permit our slate of nominees and other proposals to be considered by the stockholders, (b) requiring an independent inspector of elections to tally votes, and (c) delaying the meeting until the court determines whether the Reform Committee's proposals are proper for stockholder consideration.

         The Reform Committee motion was heard on an expedited basis before the court on May 1, 2001. At the hearing, the Company advised that it would permit the Reform Committee's slate of nominees to be considered at the annual meeting and would have an independent inspector of elections tally votes. It objected to the submittal of our other proposals to the stockholders on the grounds that such matters related to the day-to-day management and were not appropriate for stockholder action. The court denied the Reform Committee's motion to delay the Company's 2001 annual meeting, holding that the Reform Committee had failed to show irreparable harm from the lack of such delay.

                              What We Want You Know

         We believe the Company's controlling directors are attempting to divert attention away from the real issues of this campaign by making personal attacks on the backgrounds of certain Reform Committee members. While many of these attacks are untrue and/or misleading, we believe these attacks are irrelevant as no Reform Committee member is seeking election to the board of directors.

         The Reform Committee now wishes to respond to those relevant issues raised recently by the current management and directors.

         1. The Florida derivative action was dismissed without prejudice, which means it can be refiled by other disappointed stockholders at any time or by the original plaintiffs at the conclusion of the Utah case.

         2. At the time of the acquisition of Phillips Pharmatech, the Company knew of the need for the promised capital infusion into Phillips Pharmatech. The Reform Committee believes Phillips Pharmatech failed because the Company reneged on its promise.

         3. Management's claim that Phillips Pharmatech was exclusively managed by members of the Reform Committee is absolutely untrue. Until at least the fall of 1999, Brett Phillips, president of Phillips Pharmatech, answered directly to Kerry Frey, Chief Operating Officer of the Company. Mr. Phillips' employment contract gave other controls over Phillips Pharmatech to Company management. Mr. Phillips repeatedly made pleas for the Company to honor its funding commitment for Phillips Pharmatech.

         4. Kerry Frey and current board member Tim Andrus were also members of the Phillips Pharmatech board of directors until the fall of 1999. In the fall of 1999, Mr. Frey attempted to oust Messrs. Anderson and Morris from the Phillips Pharmatech board of directors, despite the fact that they were guarantors for $650,000 in loans for the company.

         5. The claims by the management and current directors that members of the Reform Committee affirmatively voted for many of the actions of which they now complain while being board members is misleading, partly due to the inaccurate taking of minutes at board meetings by the secretary and management's withholding important information from board members. After the Reform Committee members began to question the accuracy of the minutes, they demanded that a court reporter be present in future meetings to record the minutes, but were outvoted. Management consistently gave information to board members shortly before board meetings without giving board members ample opportunity to investigate. When a matter was brought to the board for approval, Messrs. Sutherland and Frey told board members that this was the only deal the Company could make and that it was this deal or nothing. The Reform Committee members believe that this was not true in the case of the Dispomedic deal.

         6. "The Dispomedic transaction was reasonable." Without disclosing legal strategies, we have at least one witness who will dispute this statement. According to this witness, he was provided all of the financial data of the Dispomedic transaction by Kerry Frey. This witness proved his knowledge of the agreement by quoting to members of the Reform Committee the financial terms of the agreement and wanted to know why the Company was paying an outrageous amount of money for syringes when he had lower cost proposals. Members of the Reform Committee have tried to investigate these very questions and have been stonewalled by management.

         7. "Disclosure of Proprietary Information." This information was obtained from a third party in the public domain. This information was placed in the public domain by Kerry Frey. At no time prior to publishing our proxy-related materials did any member of the Reform Committee ever publish the financial terms of the Dispomedic agreement, including on its web site, as the Company accused. The Reform Committee believes that it is unfortunate that current management and directors are trying to shift the blame for the poor performance of the stock price to Reform Committee members. The stock price began to fall immediately after the Company filed suit against the Reform Committee members in March 2000. That price continued to collapse with the bankruptcy of Phillips Pharmatech by the Company, the Company's failure to generate any sales despite its clear promises, and the Company's unwillingness to effectively communicate with its stockholders.

         8. Messrs. Anderson and Morris voted against bonuses for 1998 to Messrs. Sutherland and Frey.

         9. In November 1999, Anderson, Phillips, and Morris did not vote to give management a salary of 250,000 shares each for their services during the month of November 1999.

         10. We believe management and the current board of directors are misleading you by implying that it is likely that the Company will get approximately 15.6 million shares returned to it. In order for the Company to rescind the Phillips Pharmatech acquisition to recover the 15.6 million shares issued in the transaction, the Reform Committee believes the Company would be required to return Phillips Pharmatech. The Company failed to tender Phillips Pharmatech to members of the Reform Committee. Instead, the Company bankrupted Phillips Pharmatech rather than accept an unconditional cash offer to sell it or salvage it. The Company now has nothing to give back for rescission.

         11. We believe the current litigation instituted by the Company is being used as a shield to prevent litigation against incumbent directors for wasting Phillips Pharmatech and unreasonably rewarding management with unjustified bonuses. We believe current management has a conflict of interest in pursuing these claims that may impair its objective assessment of the pending litigation with members of the Reform Committee. Management has offered absolutely no proof that the Reform Committee nominees would act corruptly as management implies.

         12. We assert that the FDA and regulatory issues of Phillips Pharmatech now being complained of were known to Kerry Frey prior to the acquisition of Phillips Pharmatech and consisted of inspection reports. All nutritional and drug manufacturers receive these reports, called "483s." They are similar to health inspections for restaurants. None of these 483s adversely affected the operations of Phillips Pharmatech at anytime.

         13. When the acquisition of Phillips Pharmatech by the Company took place in December 1998, all shares were held in escrow until an independent financial audit was completed on Phillips Pharmatech and both sides were satisfied. This independent audit was conducted by Jones, Jensen, the auditors elected by the stockholders of the Company. The Company has yet to explain why the audit results of independent auditors of the Company are not trustworthy.

         The Reform Committee believes that current management and directors are attempting to thwart the election process to "entrench" themselves and deny stockholders their full right to choose. Regardless of how you vote, it is your right as a stockholder to do so.

         The members of the Reform Committee would like to thank those of you who have responded with your support. Please continue to e-mail us at williammorris@medisysreform.com. When e-mailing, please include your name, telephone number, and the number of shares you own. We have enjoyed speaking with many of you, please understand we cannot speak with everyone. By far, the most frequently asked question is: "Who are the real owners of Dispomedic?" If anyone has any information, please contact us immediately. Also, remember to return the blue proxy cards.

                         Let's set the record straight:

o        Use of the Medisys name

         The Company criticizes our use of the name "Medisys" without its permission in order to deceive you. We do not believe that anyone can reasonably be deceived into confusing the Company with the Reform Committee. We do not claim any interest in the "Medisys(R)" logo.

o        Litigation

         The Company has criticized the Reform Committee for its summary of the dismissal of the Florida lawsuit. While the court held that the members of the Reform Committee were not representative of the interests of all stockholders and dismissed the suit, the dismissal was without prejudice, meaning the members of the Reform Committee can refile the suit at any time. The court in Florida did not make any ruling on the merits of the claims asserted by the members of the Reform Committee, so they are free to reassert those claims as they deem appropriate. In addition, any individual stockholder or group of stockholders may assert those same claims or any meritorious new claims.

         Further, the Company intentionally failed to disclose that its Utah state court suit against its own transfer agent seeking to enjoin members of the Reform Committee was deemed by the court to be both wrongful and collusive, warranting the grant of the motion of the members of the Reform Committee to recover attorney's fees. To date, fees of approximately $31,000 have been awarded and the Reform Committee's claim for an additional $12,000 is pending.

o        Previous Regulatory History

         In order to distract stockholders from appreciating the credentials of the nominees of the Reform Committee, the Company has engaged personal attacks upon members of the Reform Committee. These personal attacks are misleading.

         The business affairs of members of the Reform Committee are not limited solely to neutraceutical manufacturing. For example, Mr. Anderson is actively engaged in international power plant development, international telecommunications development, and land sales and real estate leasing. He has also served as a capital provider for many business ventures. As a businessman, he wants competent, effective management associated with his investments. The members of the Reform Committee are motivated like other stockholders. They want a return on their investment. Moreover, they have the ability to take action, including litigation if necessary, to protect their investment interests.

         Management was well aware of the successful backgrounds of the members of the Reform Committee. During the merger process, the Company stated it was keenly interested in acquiring other business operations owned by members of the Reform Committee.

         The Company criticizes Messrs. Morris and Anderson for the involvement with various regulatory matters in the nutritional supplement industry--most occurring about 10 years ago. Prior to the acquisition of Phillips Pharmatech, the Company conducted a due diligence inquiry. This inquiry was principally conducted by Kerry Frey and Jones, Jensen -- the independent auditors of the Company.

         Kerry Frey was fully informed of all litigation experiences of the members of the Reform Committee and of Phillips Pharmatech. Mr. Frey's primary concern was whether any actual finding of wrongdoing had occurred with respect to the historical administrative litigations of Messrs. Morris and Anderson. He learned no such finding of any fault or wrongdoing by Messrs. Anderson and Morris occurred. Thus, he was sufficiently satisfied, that he did not stop the Phillips Pharmatech acquisition. With respect to any criminal charges, Mr. Frey simply wanted to confirm no felony was involved.

         As Mr. Frey knew, these obscure and irrelevant matters did not involve the business operations of Phillips Pharmatech. Thus, the investment of the Company in acquiring Phillips Pharmatech was not impacted by these previous matters.

         During the course of these disclosures, Messrs. Frey and Sutherland became well aware the diet product and neutraceutical industry had historically marketed fiber-based diet pills and that in the early 1990s, the FDA and FTC undertook an active effort to restrict the claims that could be made relative to the marketing of such products. That regulatory effort took the form of consent decrees such as those entered by Messrs. Morris and Anderson who were engaged in fiber-based diet product sales. Those settlement agreements involved no findings of wrongdoing and did not involve any finding that "fake" diet products were being marketed as now claimed by management.

         Fiber-based diet products continue to be made and sold in the United States. In fact, Phillips Pharmatech manufactured such products for sale by other companies. Thus, it was the actual goal of current management to engage in the sale of these diet products when it elected to acquire Phillips Pharmatech.

         Of course, this regulatory history did not stop the Company--managed by the very same incumbent directors--from seeking to enter this industry to obtain the benefits from the cash flow potential of Phillips Pharmatech or from placing Reform Committee members Anderson and Morris on the Company's board of directors. Their regulatory history only became obstacles when Reform Committee members Anderson and Morris began to disagree with actions they thought the controlling directors were taking contrary to the best interests of all stockholders.

o        The Dispomedic Transaction

         The Dispomedic transaction remains a mystery that the Company has failed to explain fully and properly. When submitted to the board, of which Reform Committee participants were members, the controlling directors and management characterized it as a last hope for the Company in the face of extremely limited resources. Management did not reveal the existence of a possible lower cost manufacturing source. So what kind of a deal did management and the controlling directors negotiate for the Company, with its extremely limited resources? The stockholders have seen little, if anything, from this agreement with Dispomedic so far. But we have seen what the Company agreed to pay. Notwithstanding the Company's extremely-limited resources, it agreed to issue 7.0 million shares of stock with a value of over $10.0 million based on the contemporaneous price of $1.44 per share, pay $500,000 in cash, and transfer an 85% beneficial interest in exclusive marketing rights to the CoverTip syringe outside North America.

         The Company also agreed to file a registration statement under the Securities Act covering the shares issuable to Dispomedic. Therefore, Dispomedic has been able to sell stock during the last year. In effect, through the sale of this common stock, the Company has itself financed a substantial portion of Dispomedic's capital costs for the proposed manufacturing capability it was to provide.

         Meanwhile, the Company has falsely accused members of the Reform Committee of "dumping" their shares of the Company as part of a false campaign to blame the Reform Committee for the losses in share value of the Company. In essence, we believe the Company has tried to make the Reform Committee the scapegoat for its failures to keep its promises to stockholders. We believe the actual or potential availability of the several million shares of unrestricted Medisys stock held by Dispomedic and available for immediate sale has had a substantial depressive effect on the trading price for the common stock of the Company.

o        Proprietary Information

         The Company erroneously states that members of the Reform Committee released proprietary information. In fact, Company president Kerry M. Frey first disclosed pricing information under the proposed, but yet then unexecuted, Dispomedic agreement to the representative of a plastics manufacturer that wished to submit a bid to manufacture the syringe. The Dispomedic agreement has never been posted on the web site sponsored by members of the Reform Committee. The "order" of the magistrate in the Florida proceeding to remove the Dispomedic contract from the web site of the members of the Reform Committee was a notation that if it were posted it should be removed, without any finding that the agreement had in fact posted on a web site and in the absence of any substantive consideration on the merits. We believe the Company's attempts to characterize this direction from the magistrate as an "order" to remove the Dispomedic agreement from our web site, as though we had already posted it, is at once inaccurate and disingenuous.

         Contrary to the position of the Company, which has not included the Dispomedic agreement as a "material contract" in its SEC filings, the Reform Committee believes that stockholders of a publicly held corporation like the Company deserve to know the full details of this critical agreement with Dispomedic. We do not believe management should not be permitted to avoid responsibility for the details of the Dispomedic agreement behind claims of confidentiality.

         In fact, the actual provisions of "confidentiality" within the Dispomedic agreement state: "The parties recognize that Medisys will be required to provide to Dispomedic certain confidential business information and technical trade secrets relating to the CoverTipTM safety syringe in order for Dispomedic to perform its obligations herein. The parties further recognize that it is in their best interest to coordinate efforts in the continued development of new versions of the CoverTipTM safety syringe, regardless of which party may have originated such improvement(s), shall be sole property of Medisys, including any worldwide patent rights associated therewith as covered by this agreement."

         Remarkably, the actual language of this so-called "confidentiality" provision does not even require Dispomedic to keep any information confidential.

         To be clear, we do not believe that any member of the Reform Committee has disclosed any "confidential" information regarding the Dispomedic agreement. Instead, pricing information has been reported to us from a manufacturing representative who told us he obtained it directly from Kerry Frey. This representative was upset because he wanted to make a competitive bid before the Company agreed to the Dispomedic deal, but that instead was advised by the Company to negotiate a subcontract with Dispomedic.

o        Phillips Pharmatech

         As the Company said in its 1998 annual report on Form 10-KSB, its acquisition of Phillips Pharmatech "added revenue and manufacturing capability to Medisys for some of its patented products and the complimentary healthcare product lines of Phillips and its customers along with significant key personnel." The Company also stated:

                  The Manufacturing Division (Phillips Pharmatec Labs, Inc.) provides the Company with the internal capability of assembling its own proprietary products and other medical devices. The manufacturing division is dedicated to expanding its contract manufacturing capability in order to substantially increase the revenue position of Medisys and to enhance the growth potential of the Company. Currently, this business unit is profitable with opportunities for internal growth as well as new strategic acquisitions.

         As represented, Phillips Pharmatech did function as a manufacturing arm of the Company. It manufactured a quantity of "VetCeps" (a birth assistance device for birthing calves and colts, similar to SofCeps), but the Company's sales of VetCeps were negligible, so more were not manufactured. Company management was informed from the very start that Phillips Pharmatech required additional funding to expand and operate profitably. Additionally, Company management knew that Phillips Pharmatech was going to be required to purchase the building it was housed in or move to another location, which would have cost even more in cash by the time the building was prepared. The purchase price of the building was $400,000 and the cash required substantially depleted Phillips Pharmatech's operating account so that it had to reduce its level of business as it could not afford to purchase the level of inventory required to maintain its former level of business. Management pledged that substantial funds would be provided after the acquisition closing for expansion and debt service for Phillips Pharmatech.

         We were skeptical about proceeding with the acquisition, since we knew the Company had no cash flow and its ability to raise funds through stock sales was questionable, so we insisted that the closing be held in escrow until $750,000 was raised. Company management assured us that the acquisition would satisfy certain investors who wanted to invest in the Company but did not want to invest in a company that had no cash flow. The Company claimed that Phillips Pharmatech's cash flow would satisfy that concern and the millions of investment dollars would flow on in. Management kept insisting that we go ahead and break the escrow and allow the closing to finalize prior to the raising of the $750,000. Finally, we agreed and the closing was finalized in advance of raising the required funds. Although funding of Phillips Pharmatech was promised, none was provided. Phillips Pharmatech did advance significant funding to the Company, but this was not the way it was supposed to happen.

         As Phillips Pharmatech's business declined due to depletion of its available cash and failure of the Company to provide funding, members of the Reform Committee introduced a potential purchaser of Phillips Pharmatech who was found who was willing to pay $5.0 million in stock value for Phillips Pharmatech, with a provision that if the shares were worth less in 12 months, when the company became eligible to begin selling the stock, the purchaser would pay enough additional stock to cause the total value to equal the original purchase price. This offer was reduced to $3.0 million in stock, since Phillips Pharmatech's financial condition had further deteriorated and the potential purchaser had obtained some of his needs from other sources.

         We believe management effectively rejected both of those offers by requiring that the Company have the right to have Phillips Pharmatech returned (without any allowance to the buyer for improving Phillips Pharmatech in the meantime) in the event it prevailed in the rescission lawsuit against us, so the Company would have it to trade back to us for the Company stock. When those offers were rejected, we (members of the Reform Committee) offered to buy Phillips Pharmatech for $500,000 in cash, to be closed within a brief period, to make the same stock swap deal for $3.0 million that the Company had rejected and that the Company agree to waive any claim we had usurped a corporate opportunity in accepting the $3.0 million sale for stock. This unconditional offer to buy Phillips Pharmatech for $500,000 was also rejected. Several weeks later, Phillips Pharmatech was placed into bankruptcy liquidation and the Company got nothing from it.

         To summarize, we believe the Company got exactly what it knew it was getting when it acquired Phillips Pharmatech. It had its own audit done by its own auditors and proceeded with closing the acquisition after the audit was received. We recall that management was told about all of the "regulatory problems" previously encountered by Carl Anderson and Bill Morris and about Brett Phillips nolo contendre plea to the misdemeanor charge in Florida. We believe those problems had no bearing on their abilities to serve on the board, or on the operation of the Company or Phillips Pharmatech. After receiving such knowledge, the Company proceeded with the closing. At the special stockholder meeting in December 1998, members of management stated that the Company was about ready to close its doors and that the Phillips Pharmatech acquisition was a necessity in order for the Company to obtain funding to stay in business. If management's statements at the December 1998 meeting are to be believed, Phillips Pharmatech was a very good deal for the Company because it allowed the Company to survive. If the Company had provided the funding it promised to Phillips Pharmatech, Phillips Pharmatech would have survived and flourished.

o        Bonuses to Management

         Shortly after members of the Reform Committee joined the board, an issue arose regarding the 1998 bonuses requested by management. Bonuses had been approved for that year before members of the Reform Committee were installed as directors. Thus, the reconstituted board was addressing how much those bonuses should be. It was proposed that management be awarded 300,000 shares each for year 1998 performance. Members of the Reform Committee opposed such bonuses. After the bonuses were approved over the "no" votes of Anderson and Morris, members of the Reform Committee then took the position that under the Company's agreement to purchase Phillips Pharmatech, Messrs. Anderson, Phillips, and Morris were entitled to an award of an equal number of shares to maintain their existing equity position in relation to the Company's management. The board took a compromise position and awarded Messrs. Anderson, Phillips, and Morris 100,000 shares each, with Messrs. Anderson, Phillips, and Morris abstaining. In November of 1999, Messrs. Sutherland and Frey claimed their employment contracts were over and demanded 250,000 shares each for their services in the month of November 1999. Over the objections of members of the Reform Committee, that award of shares was approved. We do not believe the minutes of the meeting accurately report the actions of the members of the Reform Committee.

         In early 2000, again over the objections of the members of the Reform Committee, the board voted to award Messrs. Sutherland and Frey $100,000 each in cash as bonuses for year 1999 for part-time service to the Company as it continued to incur losses.

o        Dilution

         Shortly after the acquisition, in early 1999, there were about 32.0 million shares outstanding. At the end of 2000, there were about 61.2 million shares outstanding according to the Company. If our Company continues to lose money at the same rate as in 2000 ($6.7 million for the year) and it funds that loss through issuance of additional shares in a market similar to today's market, it would have to sell a large number of shares to raise the capital the Company reports it may need. With only 100 million shares authorized, the issuance of more than about 38.8 million shares would exceed the number the Company is authorized to issue. That is why we are concerned that the Company may implement the five-to-one reverse split previously approved at the December 1998 stockholder meeting. If the one-for five reverse stock split is implemented, each of you would receive one share for each five shares you now own.


                  Let's Take Control of our Board of Directors

         The Reform Committee believes its slate of candidates for the board of directors is a worthy alternative to the present slate nominated by management. We are nominating six candidates for election. However, we believe at least eight directors will be elected at the annual general meeting. Clearly, at least two members of the management slate will be elected by default even if all six of our nominees are elected. Even so, we believe the election of the Reform Committee candidates will accomplish the necessary changes to redirect the Company towards stockholder responsiveness, fiscal accountability, and sound marketing.

         We members of the Reform Committee joined the board in December of 1998. Unlike many of the incumbents, we are not lawyers and doctors. Instead, we are businessmen who have worked very hard to earn real profits in the marketplace. Immediately before joining the board, some of the members of the Reform Committee were operating various ongoing businesses that had substantial revenues.

         Within a few months we realized many directors appeared to have little business sense. All three lawyers on the board receive incomes from the Company. For example, Mr. Alexander invented things, Mr. Kiesel patented things, and Mr. Sutherland sold stock to pay for Alexander's inventions, Kiesel's patent work, and Mr. Sutherland's own salary for selling stock. Messrs. Sutherland and Frey were supposed to bring these products to market. As all of you know, they have not done so.

         At the time, Messrs. Sutherland and Frey were getting salaries of $150,000 annually each for part-time work. We are now just beginning to learn how much each of these fellows has been paid from stockholder investments. For example, it was recently revealed by the Company that Mr. Kiesel's firm also received at least $85,000 last year for doing patent work on products that have not been brought to market.

         As we served as directors, management did not present any coherent business plans or financial business models to get our products into the market. Frankly, we have serious doubts whether Messrs. Sutherland and Frey are able to generate such business measurement tools. Business plans and financial models enable directors to measure the predicted performance of management against actual performance--to analyze what went right and what went wrong and why. So, in essence, your past board functioned much like a blind man being led by another blind man.

         Members of the Reform Committee began about mid-1999 lobbying the board to replace Ed Sutherland and Kerry Frey with business and sales oriented management. Directors who were from Baton Rouge, and who had consistently sided with management, opposed these efforts. In addition to failing to insist management provide the Company sound business direction, the board rewarded these failures at the expense of stockholders. They gave management what we members of the Reform Committee saw as very large amounts of stock and cash as bonuses and a very large award of stock in 1999 for only one month of service.

         By the fall of 1999, members of the Reform Committee had determined that most of the board was not fulfilling the Company's needs. For example, in our view, management was unwilling at that time to publish market information regarding legislation mandating safety needles to stockholders and did so only after the competition took the lead. As we analyzed the Company, it was short of funds, had no manufacturing capability, and was slowly but surely wasting its only hard asset, Phillips Pharmatech Labs, Inc.

         We thought the Company desperately needed to change its direction or it would flounder. We thought the Company should be led and managed by businessmen. To be plain, we concluded that the lawyers, not the stockholders, are the ones benefiting from the invention of so-called products--the invention (the inventor, who is a lawyer, gets paid by stockholders), patent the so-called invention (the patent attorney, who is a lawyer, gets paid by the stockholders), and sell more stock (Sutherland, who is also a lawyer, gets paid by the stockholders). This business model appeared to be great for the lawyers who are getting paid. But we did not see it producing a real product for sale or earnings. And as most investors know, earnings drive the price of stock.

         Our candidates have real hands on experience generating investments, accounting for investments, and working in the real business world.

o        Joseph Diaco, MD is Chief of Surgery and former Chief of Staff at St.
         Joseph's Hospital, the second largest hospital in Tampa. He has numerous professional connections within the medical community.

o Jerry Malis, MD is President of Valley Forge Scientific Corp., a profitable, publicly traded manufacturer of electro-surgical equipment. He has been through many of the obstacles the Company faces in getting a new medical device into the market. He also possesses significant connections in the medical community and in the medical device manufacturing industry.

o William Smoak has a degree in Nuclear Physics and is Director of Project Development for a $2.28 billion company. He is in charge of two projects, valued together at $2.1 billion. We believe the Company desperately needs a director with his project management skill.

o Ed Summers retired after 34 years with General Electric, having been Regional Sales Manager for Southeastern United States with sales during his tenure of $300 to $500 million. We believe the board needs a director who understands sales.

o Fernando Serrano is Manager of Finance for Calpine Corporation and possesses an MBA with a specialty in finance. Fernando will fill the slot that we believe the Company truly needs--a director skilled in finance.

o Robert Lowe is a businessman who has owned and operated his own small business for about 20 years. Since the Company is still small, at least financially, we believe it needs guidance that can be provided by a small businessman.

         For years the members of the Reform Committee have been receptive to any suggested candidates to serve on an independent board. All we ever cared for is that they have knowledge and talent to contribute and that they were independent of management. Many of you have felt powerless to do anything about the current situation, and for perhaps that reason, have not believed you could contribute by offering candidates to serve on the board.

         We are proud and feel fortunate we were able to recruit this kind of talent, men who are willing to come in and serve on the board of directors of a company in the condition we believe the Company is in. This year the Company stockholders will have a clear choice.

         Make a new beginning or stay the same.


                      What This Proxy Contest is Not About

         The Company characterizes this proxy contest as an indirect strategy for the members of the Reform Committee to defend against the Company's claims growing out of the acquisition of Phillips Pharmatech. That is not the case. The members of the Reform Committee expect the newly constituted board of directors, including their nominees that are elected by the stockholders, to discharge their fiduciary duties properly in making decisions about all matters, including litigation involving members of the Reform Committee. Although the incumbent directors have a fiduciary duty to the Company, we disagree with the manner in which the directors are acting.

         Members of the Reform Committee have no arrangement or understanding with any of its nominees about litigation in which members of the Reform Committee or current management or controlling directors are or may be involved. Further, members of the Reform Committee have obtained no commitment or assurance of any kind about any action of the Company related to current or possible future litigation.

         The Reform Committee believes that all litigation decisions must be made by a new and independent board, not one controlled by incumbent directors with possible personal exposure for their prior actions who presently use pending litigation to shield themselves from accountability in the courts.

Recent Changes

         The Company has made a number of changes. We believe our efforts may have played a role in the following:

o Now the Company has agreed to let our slate of directors be nominated for election at the annual meeting--although it is unclear whether the Company will permit the stockholders to propose additional nominees from the floor at the annual meeting.

o Now the Company has agreed to have an independent inspector of election at the annual meeting to tally votes and review the validity of proxies.

o Now the Company has appointed two new outside medical industry executives to the board of directors.

o Now the Company's bylaws are easily available for review by all stockholders on the SEC's EDGAR system.

o Now the Company has begun to acknowledge important details of the Dispomedic agreement it did not disclose in last year's annual report.

o Now the Company has begun to admit it has not had material sales despite its forecasts made to stockholders at the annual meeting last year.

         We ask you to consider whether any of the foregoing would have happened without the pressure brought by the Reform Committee. If you want to hold management accountable, we believe you must act now.

         But there is much more that needs to be done.


                           Action You Should Not Take

         The Company has stated that it believes that the Reform Committee's proposals are not proper subjects for action by stockholders under the laws of Utah. The Company further states that if the Reform Committee proposals are submitted to the stockholders, management of the Company intends to use its discretionary authority, unless the stockholder indicates otherwise, to vote the proxy it receives against the Reform Committee's proposals. If you do not want the Company's proxies to vote against the Reform Committee proposals, do not return management's white proxy card. If you have already returned the management proxy card, revoke that proxy immediately.


                             Action You Should Take

         You will soon receive proxy solicitation materials and a form of blue proxy card from the Reform Committee. We urge you to consider these materials carefully. Until you have had a chance to review and consider our information, we urge you not to sign and return any proxy card furnished by the board of directors. Please take the time to understand our views about the management and direction of our Company before you act.

         You will likely also soon receive proxy solicitation material from the Company on behalf of incumbent directors. Please do not sign and return their proxy card. Remember that they are soliciting proxies on behalf of themselves as incumbent directors to perpetuate themselves in control--to reward themselves for performance the Reform Committee believes is unsatisfactory.

         Again, do not sign and return the proxy card provided by the Company on behalf of the incumbent controlling board of directors.

         Please listen to our reasons why a change is necessary.

         Hold the current board of directors responsible for their actions.

         If you have any questions or want additional information, please contact us personally at telephone number 813-949-6251 or facsimile number 813-949-9658 or visit our web page at www.medisysreform.com.

         We can help if you have specific questions about how to complete your proxy card. Contact Norma or Becky at the above numbers and address.

                                        Sincerely,

                                        Medisys Reform Committee Year 2001, LLC

                                        /s/ William H. Morris
                                        -----------------------------
                                        William H. Morris, Member


                         Certain Additional Information:

The participants in any solicitation that may be represented by this communication are Medisys Reform Committee Year 2001, LLC, a Florida limited liability company (the "Reform Committee"), Brett J. Phillips, William H. Morris, Marilyn L. Morris, and E. Carl Anderson. The manager of the Reform Committee is E. Carl Anderson. As of the date of this communication, the foregoing Reform Committee participants share voting and dispositive power and, therefore, are deemed to own beneficially 12,079,524 shares of common stock of the Company, which constitutes 19.8% of the 61,154,342 shares issued and outstanding as reported by the Company in its annual report on Form 10-KSB for the year ended December 31, 2000. The foregoing Reform Committee participants have filed with the Securities and Exchange Commission a Statement of Beneficial Ownership on Schedule 13-D under the Securities Exchange Act setting forth additional details about their identity and their direct and indirect interest in the Company. Such statement of ownership is available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.

The Reform Committee participants currently intend to file a proxy statement with the Securities and Exchange Commission in connection with any solicitation that the Reform Committee participants may make with respect to the Company. The Reform Committee participants advise all Company stockholders to read any such proxy statement when it is available because it will contain important information. Any such proxy statement will be available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.